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EXHIBIT 10.15

Richard Whitman

Chairman, President and CEO

Employment Contract

EXECUTIVE EMPLOYMENT AGREEMENT

    THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into and is effective as of January 10, 2000 (the "Effective Date"), by and between MEDICAL RESOURCES MANAGEMENT, INC., a Nevada corporation (the "Company"), and RICHARD WHITMAN, an individual ("Executive").

R E C I T A L

    Whereas, the Company and Executive desire to assure that the Company retains the services of Executive, whose experience, knowledge and abilities are extremely valuable to the Company.

    NOW, THEREFORE, in consideration of the terms, conditions, covenants, representations, warranties and promises contained in this Agreement, the Parties agree as follows:

    1.  EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts employment with the Company on the terms and conditions set forth herein.

    2.  DUTIES AND SCOPE OF EMPLOYMENT.

      2.1 Positions and Duties. As of the Effective Date, Executive will serve as President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Employee's position within the Company, as shall reasonably be assigned to him by the Board of Directors (the "Board"). Notwithstanding the foregoing, Executive shall have at a minimum the duties and responsibilities commonly incident to the position of a chief executive officer, and in no event shall anyone, other than the Board, have more authority than Executive. Executive shall report to the Board at all times. At all times while Executive is an employee of the company, Executive shall be headquartered in the Los Angeles metropolitan area.

      2.2 Board Membership. The Company agrees to continue to nominate Executive to the Board during the Term of this Agreement, to use its best efforts to cause the shareholders to cast their votes in favor of Executive's continued election to the Board and to permit Executive to nominate and seek election of two additional Board members. [This Agreement supersedes any previous agreement relating to Executive's service as a member of the Board.]

      2.3 Obligations. During the Term (as defined below), Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time exclusively to the Company. For the duration of the Term, Executive will not engage in other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of Executive's employment, nor will Executive engage in any other activities that conflict with his obligations to the Company. However, this will not preclude service as a member of the board of directors of other companies, provided such companies do not compete with the Company and such services do not materially interfere with the performance of Executive's duties under this Agreement.

    3.  TERM. The initial term of this Agreement (the "Term") shall commence upon the date hereof and shall terminate three (3) years thereafter, unless sooner terminated as provided herein (the "Termination Date"). Thereafter, this agreement shall be extended automatically for an additional period of 12 months unless either Executive or the Company gives at least 60 days written notice prior to the expiration of the initial term or any renewal term thereafter, or Executive and the Company agree to a mutually acceptable date on which to terminate this agreement.

    4.  COMPENSATION.

      4.1 Annual Base Salary. For Executive's services hereunder, the Company shall initially pay Executive an annual salary of One Hundred Eighty Thousand Dollars ($180,000) (the "Base Salary"). The Base Salary shall be paid in accordance with the Company's normal procedures for paying salaried employees, but in no event less frequently than semi-monthly.

      4.2 Mandatory Base Salary Increases. The Base Salary shall be increased each January 1st (the "Adjustment Date"), commencing in 2001, pursuant to the Consumer Price Index-for the Los Angeles, California area, or any substantially equivalent successor thereto, for the month of the then current Adjustment Date, as published by the Bureau of Labor Statistics of the United States Department of Labor (the "CPI Increase").

      4.3 Discretionary Base Salary Increases. The Base Salary shall also be increased, at the discretion of the Board on each Adjustment Date, commencing in 2001, based on merit and the Executive's performance (the "Merit Increase").

      4.4 Bonuses. Commencing on the Effective Date, and continuing annually thereafter, the Company shall establish operational and financial targets for performance based on the earnings of the Company and other objective criteria as determined by mutual agreement between Executive and the Board. The Company shall award to Executive a bonus of up to one hundred percent (100%) of Executive's Base Salary, as determined in the discretion of the Board, based upon achieving the agreed-upon targets (the "Discretionary Bonus"). The Discretionary Bonus shall be payable each December 31st, commencing in 2000, during the Term.

      4.5 Taxes. All amounts paid to Executive hereunder shall be subject to the applicable withholding of social security, federal, state, and other taxes and deductions as required by law.

    5.  BENEFITS. Executive shall be entitled to participate in all benefits offered to senior executives or similarly situated officers including, without limitation, the following:

      5.1 Group Medical, Disability, and Life Insurance Benefits. During the Term, Executive shall be eligible to participate, and the premiums shall be paid by the Company on behalf of the Executive, in any group medical and disability insurance programs as provided generally to officers of the Company.

      5.2 Vacation. Executive shall be immediately entitled to the maximum level of annual vacation leave provided under the Company's standard vacation policy for its senior executives. Thereafter, Executive shall be entitled to accrue additional vacation leave at such rate each year, which will accrue ratably each pay period. Upon accruing 160 hours of vacation, Executive shall cease to accrue additional vacation hours and accruals will recommence only upon Executive's use of earned vacation accruals.

      5.3 Retirement Plans. During the Term, Executive shall be eligible to participate in any retirement, pension, or other deferred or supplemental compensation plans operated by the Company including, without limitation, the Company's 1996 Stock Incentive Plan, the Company's 401(k) Plan and any subsequent or additional retirement plans established by the Board.

      5.4 Expense Reimbursement. Upon presentment of verifiable invoices to the Company's Chief Financial Officer and other documentation as may be requested by the Company, and subject to the Company's expense reimbursement policies applicable to similarly situated executives, the Company shall reimburse Executive for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement. Executive shall be entitled in his reasonable discretion to choose between coach, business class or first class air travel accommodations when traveling on Company business.

    6.  STOCK OPTIONS.

      6.1 Option Grant. As soon as practicable after the Effective Date of this Agreement and in no event later than the first Board meeting after the Effective Date, Executive will be granted stock options entitling Executive to purchase 1,009,050 shares [10% of the then outstanding common stock determined on a fully diluted basis assuming all then outstanding or authorized stock options and other convertible securities are exercised and outstanding as of the grant date] at the then current fair market value of such stock based on the reported closing price on the last trading day immediately preceding the grant date. The options will vest and be exercisable for a number of shares equal to one thirty-sixth (1/36th) of the total shares granted for each month after the Effective Date. To the extent possible under the $100,000 "first exercisable" rule of Section 422(d) of the Internal Revenue Code, such options will be granted as incentive stock options. Such stock options shall be subject to the terms and conditions of the Company's 1996 Stock Incentive Plan. To the extent the shares available for issuance under the 1996 Stock Incentive Plan are not sufficient to authorize the grant of the options described above, the Company will use its best efforts to obtain approval of the Board and the Shareholders to amend the Plan to increase the number of authorized shares to permit the grant of the options to Executive and to provide an additional ten percent to enable additional grants to other key employees and new hires, subject to Executives recommendations to the Board in its capacity as Plan Administrator.

      6.2 Registration. Company agrees that so long as the common stock of the Company continues to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Company will use its best efforts to register the stock options under a short-form federal registration under Form S-8, to make short-form registrations on Form S-3 available for the resale of registrable securities acquired on the exercise of stock options and to satisfy the applicable requirements of state securities law. Company agrees, consistent with the requirements of applicable law, to take such reasonable steps as may be required to enable Executive to resell common stock on the public market without regard to restrictions that may then be applicable under Rule 144. Executive will be entitled to request up to two (2) short-form registrations in which the Company will pay all registration expenses. A registration will not count as one of such two permitted short-form registrations until it has become effective and unless Executive is able to register and sell 90% of the registrable securities requested to be included in such registration; it being understood and agreed that Executive may withdraw from such registration at any time prior to the effective date of such short-form registrations, irrespective of whether or not such registration is effected. Notwithstanding anything herein to the contrary, nothing in this Section 6.2 is intended to give Executive a right to sell Company securities at any time he is in possession of material non-public information or is otherwise restricted under the terms of the Company's insider trading policies and procedures.

    7.  TERMINATION.

      7.1 Termination at Will.

        7.1.1 By the Company. Subject to the provisions of Section 7.2 and 7.3 below, the Company may terminate this Agreement at any time, for any reason, or for no reason, either with or without "cause" (as that term is defined in Section 7.3 below). In the event that such termination is without "cause" the Company shall provide Executive with thirty (30) days' prior written notice.

        7.1.2 By Executive. Subject to the provisions of Section 7.4 and 7.5 below, Executive may terminate this Agreement at any time, for any reason, or for no reason, either with or without good reason (as that term is defined in Section 7.4 below), by delivering thirty (30) days' prior written notice to the Company; provided, however, that the Company may reduce such thirty (30) day period in its sole discretion.

      7.2 Termination By the Company Without "Cause." If the Company terminates Executive other than for "cause" (as that term is defined in Section 7.3 below), in addition to payment of Executive's accrued portion of the Base Salary, accrued vacation, reimbursable expenses and pro rata portion of the Discretionary Bonus, if any, through the date of termination, Executive shall be entitled to the following:

        7.2.1 Severance Pay. The Company shall continue to pay Employee the current Base Salary in accordance with its normal payroll practices for a period of the greater of: (1) twelve (12) months; or (2) the number of months (including partial months) remaining until the Termination Date, as defined in Section 3 herein (the "Severance Pay"). In the event the Change of Control provisions of Section 7.6 hereof are applicable, the period in clause (1) hereof shall be eighteen (18) months instead of twelve (12) months.

        7.2.2 Continuation Coverage. The Company shall pay, on behalf of Executive, for the maximum period for which COBRA coverage is available, the premiums payable in order to continue the same coverage of Executive and Executive's family under the Company's health insurance plan which exists as of the date of termination, unless and until Executive and Executive's family are otherwise covered by another health insurance plan (the "Continuation Coverage").

        7.2.3 Accelerated Vesting. In addition to the Severance Pay and the Continuation Coverage, in the event of such a termination of Executive's employment, any options to purchase the common stock of the Company previously granted to Executive and not otherwise vested shall be fully vested as of the Termination Date (the "Accelerated Vesting") and shall be exercisable for a period of at least 90 days after the Termination Date.

      7.3 Termination By the Company For "Cause." For purposes of this Section 7, termination for "cause" shall include termination of Executive by the Company for the following, as determined by a majority vote of the Board at a meeting to which Executive and Executive's counsel shall be invited upon proper notice: (a) misappropriation or embezzlement of Company funds or an act of fraud upon the Company made by Executive in connection with Executive's responsibilities as an employee under this Agreement, (b) Executive's commission of a felony, (c) Executive's gross misconduct in connection with Executive's responsibilities as an employee under this Agreement, which was not committed at the Company's direction, or (d) Executive's continued failure to substantially perform his employment duties under this Agreement after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties under this Agreement and after Executive has had thirty (30) days after receipt of such written demand to cure such nonperformance; provided, however, that the Company shall only be required to give notice one time under this Section 7.3(d).

      7.4 Termination by Executive for "Good Reason." For purposes of this Section 7, termination for "good reason" shall include Executive's termination of his employment with the Company for one or more of the following reasons: (a) the reduction of Executive's title, authority, duties or responsibilities, or the assignment to Executive of duties inconsistent with Executive's position with the Company as set forth in Section 2 hereof that remains uncured by the Company within thirty (30) days of written notice from Executive to the Board, (b) any requirement that Executive report to any person other than the Board or its successor that remains uncured by the Company within thirty (30) days of written notice from Executive to the Board; (c) a substantial reduction in the Base Salary or Discretionary Bonus opportunity of Executive that is materially adverse to Executive and that remains uncured by the Company within thirty (30) days of written notice from Executive to the Board; (d) the relocation of Executive's office to a location that is more than 50 miles from Los Angeles; (e) the Company's failure to pay Executive any compensation due hereunder that remains uncured by the Company within thirty (30) days of written notice from

  Executive to the Board; or (f) any other material breach by the Company of this Agreement that remains uncured by the Company within thirty (30) days of written notice from Executive to the Board. If Executive terminates his employment with the Company for good reason, as defined herein, in addition to payment of Executive's accrued Base Salary, accrued vacation, reimbursable expenses and pro rata portion of the Discretionary Bonus, if any, Executive shall be entitled to payment of: (i) the Severance Pay, as defined in Section 7.2.1 herein; (2) the Continuation Coverage, as defined in Section 7.2.2 herein; and (3) the Accelerated Vesting, as defined in Section 7.2.3 herein.

      7.5 Voluntary Termination By Executive. If Executive voluntarily terminates Executive's employment with the Company for other than good reason, as defined herein, Executive shall not be eligible to receive the Severance Pay, the Continuation Coverage or the Accelerated Vesting, as defined in Section 7.2. herein. Within 72 hours following such termination, Executive shall be paid Executive's accrued portion of the Base Salary and accrued vacation and within ten (10) days following such termination, Executive shall be paid Executive's reimbursable expenses payable through the date of the termination of Executive's employment. Termination by Executive shall include the death or "Disability" (as defined herein) of Executive. For the purposes of this Section 7.4, "Disability" shall mean any physical or mental disability which causes Executive to be unable to substantially perform Executive's normal duties as an employee of the Company; provided, however, that Executive shall not be considered disabled until: (i) Executive has been so disabled for one hundred eighty (180) days; (ii) Executive's attending physician shall have furnished to the Company certification that the return of Executive to his duties as an employee of the Company is impossible or improbable; and (iii) Executive is determined to be totally disabled by the disability insurer then insuring Executive, if any.

      7.6 Change of Control. For purposes of this Section 7.6, a "Change of Control" shall be deemed to have occurred if (i) the Company is merged or consolidated or reorganized into or with another corporation and less than 51% of the combined voting power of the then-outstanding securities of the surviving corporation immediately thereafter is held in the aggregate by the holders of Voting Stock (as defined below) of the Company immediately prior to such transaction; (ii) Company sells or otherwise transfers all or substantially all of its assets to any other corporation if less than 51% of the combined voting power of the then-outstanding voting securities of such corporation immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; (iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule or report) promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") disclosing that any person has become the beneficial owner of securities representing 33 1/3% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of Company (the "Voting Stock"); (iv) Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 6(e) of Schedule 14A thereunder (or any successor schedule or report) that a change in control of Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or (v) during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of Company cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by Company's shareholders of each director of Company first elected during such period (y) was approved by a vote of at least a majority of the directors of Company then still in office who were directors of Company at the beginning of any such period and (z) such election or nomination was not made in connection with an actual or threatened election contest relating to the election of directors of Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act. Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of this

  Agreement solely because Company, an entity in which Company directly or indirectly beneficially owns more than 50% of the voting securities, or any Company-sponsored employee stock ownership plan or any other employee benefit plan of Company or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, or Schedule 14D-1, Item 1 of Form 8-K or Item 6(e) of Schedule 14A (or any successor report or schedule) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock of Company, whether in excess of 33 1/3% or otherwise, or because Company reports that a change in control of Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership. In addition, without limiting any other rights hereunder, in the event that a Change of Control occurs, Executive shall be entitled to the Accelerated Vesting, as defined in Section 7.2.3, on the date of the Change of Control. In the event that Executive's employment is terminated (i) by the Company for any reason, or no reason, or by Executive for good reason, within twelve (12) months following a Change of Control or (ii) by Executive for any reason, or no reason, or on account of death or Disability, after the first anniversary of the occurrence of a Change of Control, Executive shall be entitled to payment of: (1) the Severance Pay, as defined in Section 7.2.1 herein; and (2) the Continuation Coverage, as defined in Section 7.2.2 herein.

    8.  CONFIDENTIALITY AND NON-SOLICITATION. During the Term, Executive will have access to and become acquainted with what Executive and the Company acknowledge are trade secrets and other confidential information (the "Confidential Information") which are the exclusive property of the Company. In light of the sensitive and proprietary nature of the Confidential Information, Executive agrees to execute and be bound by the Company's standard Confidential Information and Non-Solicitation Agreement.

    9.  MISCELLANEOUS PROVISIONS.

      9.1 Indemnification. Executive shall, at all times, be indemnified by the Company in connection with his performance of services hereunder, at the maximum level permitted by law. The Company shall cause Executive (together with other offices and directors) to be covered at all times by directors and officers liability insurance with such coverage to be not less than $1,000,000. The Company shall continue to indemnify Executive as provided above and maintain such liability insurance coverage for Executive, after the Term has ended for any claims that may be made against him with respect to his service as a director or officer of the Company.

      9.2 Notices. Except as otherwise provided in this Agreement, all notices, requests, demands, and other communications under this Agreement shall be given in writing and shall be served either personally, by facsimile or delivered by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

      If to the Company:

    Medical Resources Management, Inc.
    932 Grand Central Avenue
    Glendale, California 91201
    Attention: Chairman of the Board
    Facsimile:

    with a copy to:

    Troop Steuber Pasich Reddick & Tobey, LLP
    2029 Century Park East, 24th Floor
    Los Angeles, CA 90067
    Attn: V. Joseph Stubbs

    If to Executive:
    Richard Whitman
    1967 Manderville Canyon
    Los Angeles, CA 90049
    Facsimile: (310) 476-1869

    with a copy to:

    Weissmann Wolff Bergman Coleman
    9665 Wilshire Boulevard, #900
    Beverly Hills, CA 90212
    Attn: Ronald Jay Silverman. Esq.

    Notices shall be deemed received at the earliest of actual receipt, confirmed facsimile or three (3) days following mailing.

      9.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter contained herein and supersedes all prior agreements, representations, and understandings of the parties.

      9.4 Amendments. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties hereto.

      9.5 Waivers. All waivers hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

      9.6 Severability. In the event that any provision of this Agreement shall be unenforceable or inoperative as a matter of law, the remaining portions or provisions shall remain in full force and effect.

      9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, executors, administrators, successors, and assigns, provided, however, that Executive may not assign any or all of his rights or duties hereunder except following the prior written consent of the Company.

      9.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same Agreement.

      9.9 Section Headings. The section headings used in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      9.10 Governing Law. Except where otherwise indicated, this Agreement shall be construed and enforced in accordance with the laws of the State of California.

      9.11 Advice of Counsel. Executive acknowledges that he has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.

MEDICAL RESOURCES MANAGEMENT, INC.
By:	/s/ ALLEN H. BONNIFIELD Allen H. Bonnifield, Chairman of the Board
EXECUTIVE
By:	/s/ RICHARD WHITMAN Name: RICHARD WHITMAN

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EXHIBIT 10.15
Richard Whitman Chairman, President and CEO Employment Contract
EXECUTIVE EMPLOYMENT AGREEMENT
R E C I T A L